Prospectus Supplement No. 2 (to Prospectus dated April 25, 2022)	As Filed Pursuant to Rule 424(b)(3) Registration No. 333-264231 Registration No. 333-264465

27,270,720 Units consisting of

Common Stock or Pre-Funded Warrants to Purchase Common Stock and

Class A Warrants to Purchase Common Stock

This prospectus supplement updates and supplements the prospectus dated April 25, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-264231) and our additional Registration Statement on Form S-1 (Registration No. 333-264465) filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (collectively, the “Registration Statements”). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 9, 2022 (the “Current Report on Form 8-K”). Accordingly, we have attached the Current Report on Form 8-K to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of 27,270,720 Units consisting of one share of our common stock, par value $0.0001 per share (the “Common Stock”), or one pre-funded warrant in lieu thereof, and one Class A Warrant to purchase one share of Common Stock.

The Prospectus and this prospectus supplement also relate to the issuance by us of the Common Stock issuable from time to time upon exercise of the Class A Warrants and pre-funded warrants offered pursuant to the Registration Statements.

This prospectus supplement should be read in conjunction with the Prospectus as amended and supplemented to date. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The Common Stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “CRXT.” The last reported sale price of the Common Stock on Nasdaq on June 8, 2022 was $0.4213 per share.

There is no established trading market for the pre-funded warrants or Class A Warrants and we do not expect an active trading market to develop. We do not intend to list the pre-funded warrants or the Class A Warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of these securities will be limited.

Investing in our securities involves risks. See “Risk Factors” beginning on page 7 of the Prospectus before you make an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

Maxim Group LLC

Prospectus Supplement dated June 8, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2022

CLARUS THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39802	85-1231852
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 Skokie Boulevard, Suite 340 Northbrook, Illinois	60062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 871-0377

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CRXT	The Nasdaq Global Market
Warrants to purchase one share of common stock at an exercise price of $11.50	CRXTW	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the annual meeting (the “Annual Meeting”) of stockholders of Clarus Therapeutics Holdings, Inc. (the “Company”) held on June 7, 2022, the stockholders of the Company approved and adopted the Certificate of Amendment (the “Certificate of Amendment”) of the Company’s second amended and restated certificate of incorporation to increase the total number of authorized shares of common stock from 125,000,000 shares to 500,000,000 shares.

The Certificate of Amendment previously had been approved, subject to stockholder approval, by the board of directors of the Company.

A detailed discussion of the Certificate of Amendment is set forth in the in the Company’s definitive proxy statement for the Annual Meeting filed with the Securities and Exchange Commission on May 9, 2022 and a copy thereof is filed as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders

The following is a summary of the matters voted on at the Annual Meeting.

a)

The stockholders of the Company elected John Amory, M.D., M.P.H, M.Sc., and Alex Zisson as class I directors, for a three-year term ending at the annual meeting of stockholders to be held in 2025 and until their respective successor has been duly elected and qualified or until their earlier resignation or removal. The results of the stockholders’ vote with respect to the election of the class I directors were as follows:

Name	Votes For	Votes Withheld	Broker Non-Votes
John Amory	10,005,858	547,226	6,728,241
Alex Zisson	9,863,371	689,713	6,728,241

b)

The stockholders of the Company approved the certificate of amendment of the Company’s second amended and restated certificate of incorporation to increase the total number of authorized shares of common stock from 125,000,000 shares to 500,000,000 shares. The results of the stockholders’ vote with respect to such approval were as follows:

Votes For	Votes Against	Abstain	Broker Non-Votes
15,818,839	1,459,767	2,719	0

c)

The stockholders of the Company ratified the selection of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. The results of the stockholders’ vote with respect to such ratification were as follows:

Votes For	Votes Against	Abstain	Broker Non-Votes
16,654,495	91,013	535,817	0

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of Clarus Therapeutics Holdings, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLARUS THERAPEUTICS HOLDINGS, INC.

Date: June 9, 2022	By:	/s/ Robert E. Dudley
Robert E. Dudley Chief Executive Officer